EXHIBIT 5


                            May 2, 1994



Colgate-Palmolive Company
300 Park Avenue
New York, New York  10022

     Re:  Colgate-Palmolive Company
          Registration Statement on Form S-3
          ----------------------------------

Gentlemen:

     This opinion is rendered to you in connection with the above mentioned Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration by Colgate-Palmolive Company, a Delaware corporation (the "Company"), of $500,000,000 principal amount of its debt securities (the "Debt Securities"). The Debt Securities will be issued pursuant to the provisions of an Indenture (the "Indenture"), dated as of November 15, 1992, between the Company and The Bank of New York, as trustee (the "Trustee").

     I am Senior Vice President, General Counsel and Secretary of
the Company.   I hold 1,057 shares of Common  Stock, par value
$1.00 per share, of the Company (the "Common Stock"), 10,932 restricted shares of Common Stock and options to purchase 55,970 shares of Common Stock. For purposes of this opinion, I have examined originals, or copies the authenticity of which has been established to my satisfaction, of such documents and instruments as I have deemed necessary to express the opinion hereinafter set forth.

     Based upon the foregoing, it is my opinion that when the Debt Securities have been duly authorized and executed by the Company and authenticated as provided in the Indenture, and when duly paid for and delivered pursuant to a sale in the manner described in the Registration Statement, including the prospectus forming a part thereof and any prospectus supplement relating to the Debt Securities, the Debt Securities will be valid and binding obligations of the Company.

     I consent to the use of this opinion as Exhibit 5 to the Registration Statement.

                         Very truly yours,

                                  /s/ Andrew D. Hendry
                         ------------------------------------
                         ANDREW D. HENDRY